EXHIBIT 23.2

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Finisar Corporation for the registration of 34,000,000 shares of its common stock and to the incorporation by reference therein of our report dated June 3, 2004, with respect to the consolidated financial statements and schedule of Finisar Corporation included in its Annual Report (Form 10-K), as amended, for the year ended April 30, 2004, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Jose, California
February 8, 2005